EXHIBIT 5.1
January 10, 2008
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Subject: Intuit Inc.
Ladies and Gentlemen:
     This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Intuit Inc. (the “Company”) on or about January 10, 2008. The Registration Statement relates to the registration of 1,209,879 shares of the Company’s Common Stock, par value $0.01 per share, together with the related preferred stock purchase rights (the “Shares”), that are subject to (a) issuance upon exercise of stock options assumed by the Company in connection with its acquisition of Homestead Technologies Inc. (“Homestead”) on December 18, 2007 (the “Intuit Options”), and (b) restricted stock units assumed by the Company in connection with the acquisition (the “Intuit RSUs”).
     For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Restated Certificate of Incorporation of the Company, as amended to date, (iii) the Bylaws of the Company, as amended to date, (iv) Homestead.com Incorporated 1996 Stock Option Plan, as amended and the Homestead Technologies Inc. 2006 Equity Incentive Plan, as amended (collectively, the “Plans”), and (v) the Agreement and Plan of Merger dated November 20, 2007, by and among the Company, Homestead and a wholly-owned subsidiary of the Company, pursuant to which outstanding options to purchase shares of Common Stock of Homestead and restricted stock units of Homestead were assumed by the Company and converted, as applicable, into Intuit Options and Intuit RSUs. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates.
     Based upon and subject to the foregoing and the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Intuit Options and the Intuit RSUs, when issued and paid for in accordance with the Plans, will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ LAURA A. FENNELL
Laura A. Fennell
Senior Vice President, General Counsel and Corporate Secretary Intuit Inc.